EXHIBIT 15.1

February 11, 2005

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL 60179

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Sears, Roebuck and Co. for the periods ended April 3, 2004 and March 29, 2003, July 3, 2004 and June 28, 2003, and October 2, 2004 and September 27, 2003, and have issued our reports dated May 10, 2004, August 10, 2004 and November 8, 2004, respectively (all such reports also dated December 1, 2004 and February 11, 2005 as to the effects of the respective restatements described in an explanatory paragraph to those Reports); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q/A for the quarters ended April 3, 2004, July 3, 2004, and October 2, 2004 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP